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                                                                  EXHIBIT 10.15

                          AGREEMENT FOR CONSULTING SERVICES


    This Agreement is made by and between Pegas Pharmaceuticals, Inc., a Delaware corporation, (the "Company") and Marvin J. Slepian, M.D. (the "Consultant") as of August 7th, 1992.

    1. Services. The Consultant shall provide to the Company the services set forth in Exhibit A in accordance with the terms and conditions contained in this Agreement.

    2. Term. Unless terminated in accordance with the provisions of Paragraph 7 hereinbelow, this Agreement shall remain in force, and the services provided by the Consultant to the Company shall be performed, until July 31, 1996.

    3. Consideration for Services Rendered. In exchange for Consultant's providing the services as described herein, the Company shall pay the Consultant the amount set forth in paragraph 4 of Exhibit A. In addition, as set forth in paragraph 4 of Exhibit A, Consultant shall have the right to purchase shares of the Company's Common Stock pursuant to a Stock Purchase Agreement of even date herewith. In addition, the Company shall reimburse the Consultant for all expenses approved in writing by the Company including travel.

    4. Nature of Relationship. The Consultant is an independent contractor and will not act as an agent nor shall he be deemed an employee of the Company for any purposes, including without limitation any employee benefit programs, income tax withholding, FICA taxes, unemployment benefits or otherwise. The Consultant shall not enter into any agreement or incur any obligations on the Company's behalf, or commit the Company in any manner whatsoever, without the Company's prior written consent.

    5. Inventions, Patents and Technology. The Consultant shall promptly and fully disclose and assign and transfer to the Company any and all inventions, improvements, discoveries, developments, original works of authorship, trade secrets, or other intellectual property which relate directly to the business of the Company and which are conceived, developed or reduced to practice by the Consultant during the performance of the services performed for the Company hereunder ("Proprietary Information"). Subject to Section 4.5 of the certain Exclusive License Agreement entered into by and between the Company, Endoluminal Therapeutics, Inc. ("ETI"), and Consultant dated August 7th, 1992 ("License Agreement"), if the Consultant conceives, develops or reduces to practice during the term of this Agreement information which Consultant is not obligated to assign to Company under the preceding sentence, Consultant shall promptly give the Company written notice describing such information in general terms. Consultant agrees to negotiate in good faith exclusively with the Company for rights in any such information for a period of ninety (90)days before offering rights in any such information to any third party. In the event that Consultant and the Company have not agreed upon the terms and conditions for rights in such information within ninety (90) days after initiating negotiations, Consultant shall be free to initiate negotiations and enter into an agreement with a third party relating to rights in such information without further obligation to the Company,

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provided that Consultant shall not enter into an agreement with such third party under terms and conditions substantially more favorable to Consultant than the terms and conditions last presented to the Company unless such more favorable terms and conditions are presented to the Company and, within thirty (30) days after receipt by the Company, the Company does not accept such more favorable terms and conditions in writing. Proprietary Information shall be considered Company Information, as defined in Paragraph 6 hereinbelow, and treated accordingly by the parties. The Company shall be the sole owner of all right, title and interest in and to any and all Proprietary Information, including all patents that may result therefrom. Consultant shall execute any and all documentation requested by the company in connection with the foregoing.

    6. Confidentiality. The Consultant agrees that he shall not use (except for the Company's benefit) or divulge to anyone, either during the term of this Agreement or for five (5) years thereafter, any of the Company's trade secrets or other confidential or proprietary data or information of any kind whatsoever ("Company Information") acquired by the Consultant in carrying out the terms of this Agreement. The Consultant further agrees that upon completion or termination of this Agreement, he will turn over to the Company, or make such disposition thereof as may be directed or approved by the Company, any notebook, data, information or other material acquired or compiled by the Consultant in carrying out the terms of this Agreement. Notwithstanding the foregoing, the Consultant shall be free to disclose any results, information, discoveries, inventions or data which has been acquired by Consultant outside of this Agreement, except as otherwise agreed in writing between Company and Consultant. The Consultant further agrees that he will not disseminate and/or publish any research results, information, discoveries, inventions or data conceived or developed in the course of any work sponsored by the Company at any medical institution or any institution of higher learning, without the written approval of the Company. Consultant shall not divulge Company Information to any person unless approved in writing by the Company. Nothing herein will limit or alter the rights and obligations of Consultant and ETI under the License Agreement, and in the event of any conflict between the terms of this Agreement and the terms of the License Agreement, the terms of the License Agreement will control.

    7. Termination. Without limiting any rights which either party may have by reason of any default by the other party, either party reserves the right to terminate this Agreement at its convenience by written notice given sixty (60) days prior to the date of such termination. Such termination shall be effective in the manner and upon the date specified in said notice. The provisions of Paragraph 6 hereinabove shall survive any termination or expiration of this Agreement.

    8. Consultant's Covenants. Consultant hereby covenants and agrees that, during the term of this Agreement, except for his obligations to his primary employment described in Paragraph 9 hereinbelow, Consultant shall not become employed by or perform consulting services for any person or entity that is or, as a result of such services, would become a competitor in the Company's field of business without the Company's prior written consent, which will not be unreasonably withheld. Consultant agrees that, during the term of this Agreement, he will inform the Company immediately if he becomes aware of an actual or potential conflict of interest due to any changes in the business interests of the Company or due to any changes in the business interests of other companies for which

                                          -2-
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Consultant serves as consultant, advisor or otherwise which cause any of such companies to become competitors in the Company's field of business.

    9. Primary Employer. The Company and the Consultant recognize that the Consultant's primary duty is to his current primary employer, and that such primary employer's policy guidelines and the Consultant's obligations to such primary employer shall govern in the event a conflict arises with this Agreement or his obligations, hereunder. If Consultant should leave his current primary employer and accepts employment with a similar institution, the guidelines of that institution shall govern.

    10.  Miscellaneous.

         (a) No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any other document or by law.

         (b) This Agreement shall be deemed to be a contract made under the law of the State of California and for all purposes this Agreement, plus any related or supplemental documents and notices required hereby, shall be interpreted and construed in accordance with and be governed by the law of such state without regard to rules of conflicts of laws.

         (c) This Agreement may not be and shall not be deemed or construed to have been modified, amended, rescinded, cancelled or waived, in whole or in part, except by written instruments signed by the parties hereto.

         (d) This Agreement, including Exhibit A attached hereto and made a part hereof, constitutes and expresses the entire agreement and understanding between the parties as to the matters agreed to herein. All previous discussions, promises, representations and understandings between the parties relative to this Agreement, if any, are hereby merged into this document.

         (e) The Consultant may not subcontract any part or all of the services to be provided without the prior written consent of the Company; however, the Consultant may, at his own expense, use assistants to accomplish the services required by this Agreement.


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    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                                  CONSULTANT:


                                  /s/ Marvin J. Slepian
                                  ---------------------------------------------
                                  Marvin J. Slepian, M.D.

                                  1201 East Placito Del Cervato
                                  Tucson, AZ 85718

                                  Social Sec. No. ###-##-####
                                                 -----------------------------



                                  PEGAS PHARMACEUTICAL, INC.


                                  By: /s/ Stephen C. Rowe
                                      -----------------------------------------

                                  Title: Vice President, Corporate Development
                                         --------------------------------------



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                          AGREEMENT FOR CONSULTING SERVICES

                                      EXHIBIT A


    1.   Description of consulting services:  See Attachment #1.

    2. Anticipated Number of Days per Month (none of which to be included within Consultant's tour of duty with the Department of Veteran's Affairs): one (up to 12 days per year as required by Company).

    3. The Consultant shall report to the Company's Chief Executive Officer. As the effective date of this Agreement the Company's Chief Executive Officer is Mark Levin.

    4.   Consideration for services.

              Cash Payment: $20,000 per year (payable in monthly installments on the last day of each calendar month), none of which to be paid for time included in Consultant's tour of duty with the Department of Veteran's Affairs.

              Common Stock: Consultant shall have the right to purchase shares of the Company's Common Stock pursuant to a Stock Purchase Agreement of even date herewith.


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                                    ATTACHMENT #1

                          Description of Consulting Services


    1.   Sscientific Advisor:  Cardiology

         - Attend cardiology advisory meetings monthly at times and places reasonably acceptable to Consultant in light of his commitments to his primary employer.

         - Play a key role in the company's cardiology product development team which will consist of in house scientists, engineers and management; and outside leading invasive cardiology advisors.

         - Be available for review of company's research plans and research in Dr. Slepian's laboratories at reasonable times.

         - Facilitate transfer of technology of endoluminal paving to the Company.

         - Be available to consult for the company in the area of physician and patient needs in the field of invasive cardiology.

    2. Attend outside meetings as requested by the Company at times and places reasonably acceptable to Consultant in light of his commitments to his primary employer.

         -    Corporate development meetings.

         -    Fund raising meetings (i.e. venture capital and other).

         -    FDA/regulatory.

    3.   Recruiting

         - Play an important role in recommending key employees and scientific advisors to aid the Company's efforts in cardiology.

         -    As requested by the Company, interview key candidates.

         -    As requested by the Company, check references on key candidates.